Exhibit 2.1
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
     This Amendment No. 2 (this “Amendment No. 2”) to that certain Agreement and Plan of Merger, dated as of January 18, 2011 (the “Original Merger Agreement”), as amended by Amendment No. 1 dated as of April 3, 2011 (“Amendment No. 1,” and collectively with the Original Merger Agreement, the “Merger Agreement”), by and among Ray Holding Corporation, a Delaware corporation (“Parent”); Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Rae Systems Inc., a Delaware corporation (the “Company”), is made and entered into as of May 17, 2011 by and among Parent, Merger Sub and the Company. All capitalized terms that are used in this Amendment No. 2 but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Merger Agreement.
     WHEREAS, on May 15, 2011, the Company received an Acquisition Proposal from Rudy II Acquisition Corp.;
     WHEREAS, on May 17, 2011, Parent offered to amend the Merger Agreement on the terms set forth herein;
     WHEREAS, the boards of directors of Parent and Merger Sub have approved this Amendment No. 2;
     WHEREAS, concurrently with the execution of this Amendment No. 2, Parent and Merger Sub and certain stockholders of the Company parties thereto have revoked the Voting Agreements;
     WHEREAS, concurrently with the execution of this Amendment No. 2, Parent and certain of the Rollover Holders are entering into an Amendment No. 1 to the Rollover Agreement with such Rollover Holders;
     WHEREAS, concurrently with the execution of this Amendment No. 2, the Sponsors and the Company are entering into an Amendment No. 2 to the Guarantee; and
     WHEREAS, the Board of Directors, after considering the recommendation of the Special Committee, has approved this Amendment No. 2 and has determined that the Merger (on the terms as provided in the Merger Agreement and as amended by this Amendment No. 2) is in the best interest of the Company and its stockholders and declared it advisable to enter into this Amendment No. 2 and the Merger (on the terms as provided in the Merger Agreement and as amended by this Amendment No. 2).
     The parties to this Amendment No. 2, intending to be legally bound, agree as follows:
     1. Merger Consideration. Section 1.5(a)(iii) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$1.88” with “$2.00”.

     2. BV/SFW Proposal. The covenant added to Section 4.3(c) of the Merger Agreement pursuant to Amendment No. 1 is hereby and amended and restated in its entirety as set forth below:
The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with Rudy II Acquisition Corp. (the “Bidder”), the entities that have provided signed guarantees of certain of the Bidder’s obligations in connection with the proposal received from the Bidder on April 21, 2011 (the “BV/SFW Proposal”) and their respective Affiliates and Representatives (the “BV/SFW Persons”) conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to the BV/SFW Proposal; for the avoidance of doubt, the foregoing shall not preclude the Company from taking any actions permitted by this Section 4.3 if one of more of the BV/SFW Persons submits an Acquisition Proposal after the date of this Amendment No. 2 satisfying the requirements of the proviso to the first sentence of Section 4.3(a) of the Merger Agreement.
     3. Termination Fee. Section 8.4(c)(i) of the Merger Agreement is hereby amended by replacing, in clause (A) thereof, the reference to “$4,010,000” with “4,270,000.”
     4. Voting Agreements.
          (a) Recital E of the Merger Agreement is hereby deleted.
          (b) Section 2.24 of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
2.24 Inapplicability of Anti-takeover Statutes. The Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.
     (c) Section 3.9 of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
3.9 Ownership of Company Common Stock. Except as set forth in a Schedule 13D filed with the SEC by Parent, Merger Sub and certain of their Affiliates on January 28, 2011, neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge, any of their respective Affiliates, beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible or exchangeable into, or exercisable for, Company Common Stock (except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares). There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Company Common Stock or other equity interest of the Company or any of its Subsidiaries. Other than this Agreement and the Contemplated Transactions (and except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares), there are no agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub, nor to Parent’s knowledge, any of their respective Affiliates, has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as those terms are used in Section 203 of the DGCL.
     (d) Section 8.4(a) of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
(a) Expenses. Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that upon any termination of this Agreement pursuant to Section 8.1(d), 8.1(e), or 8.1(h) (other than a termination that would not have occurred: (1) but for the failure of Parent or Merger Sub to fulfill its or their obligations hereunder or (2) but for, with respect to a termination pursuant to Section 8.1(d) only, the failure of the Rollover Holders to vote the Rollover Shares at the Company Stockholders’ Meeting in favor of the adoption and approval of this Agreement), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.4(c)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.4(b), in an amount equal to the lesser of (1) the amount of all Parent Expenses and (2) $900,000, in each case subject to Section 8.4(d). The term “Parent Expenses” means the aggregate amount of all fees and expenses of Parent and its Affiliates that have been paid or that may become payable in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all filing fees (including the Antitrust Filing Fees).
          (e) The definition of Contemplated Transactions in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.
     5. Superior Offer; 19.9% Issuance.
          (a) The definition of Superior Offer in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

Superior Offer. “Superior Offer” shall mean a bona fide written offer by a third party, not solicited in violation of any provision of Section 4.3, to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; and (b) is on terms and conditions that the Board of Directors or the Special Committee determines, in its reasonable, good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Merger; and (ii) likely to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party (as determined in good faith by the Board of Directors or the Special Committee), or if the consummation of such transaction is contingent on any such financing being obtained; provided, further, however, that the fact that any such offer includes as a term thereof the entry by the Company and such third party of a stock purchase agreement or a stock option agreement issuing to such third party, or providing such third party an option to purchase, newly issued shares of Company Common Stock representing no more than 19.9% of the total number of shares of Company Common Stock issued and outstanding as of the date of the grant of such shares or option (a “19.9% Issuance”) shall not (x) in and of itself, be cause for the Board of Directors or the Special Committee to determine that such offer does not constitute, or (y) be considered in determining whether such offer is, a “Superior Offer.”
     (b) The Merger Agreement is hereby amended to add a new Section 5.8 as set forth below:
5.8 19.9% Issuance. Parent covenants and agrees that it will not commence any Legal Proceeding challenging a 19.9% Issuance in connection with a Superior Offer.
     (c) Section 8.2 of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.8, this Section 8.2, Section 8.4 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation or warranty, or any breach of any covenant or other obligation contained in this Agreement.

     6. Rollover Shares; Transferable Shares.
     (a) The definition of Rollover Shares in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as set forth below:
Rollover Shares. “Rollover Shares” shall mean the number of shares of Company Common Stock owned by the Rollover Holders set forth on Exhibit D under the heading “Rollover Shares” plus the Transferable Shares.
     (b) The Merger Agreement is hereby amended to add a new definition to Exhibit A as set forth below:
Transferable Shares. “Transferable Shares” shall mean the number of shares of Company Common Stock owned by the Rollover Holders set forth on Exhibit D under the heading “Transferable Shares.”
     (c) Exhibit D of the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.
     7. Public Announcement. The Company shall issue a press release on the date of this Amendment No. 2 with respect to the execution of this Amendment No. 2, which press release will be in form mutually agreed by the Company and Parent.
     8. Merger Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment No. 2.
     9. Full Force and Effect. Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.
     10. Counterparts. This Amendment No. 2 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 2 (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 2.
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     In Witness Whereof, the parties have caused this Amendment No. 2 to be executed as of the date first above written.

Ray Holding Corporation
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

Ray Merger Sub Corporation
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

RAE Systems INC.
By:	/s/ Randall Gausman
	Name:	Randall Gausman
	Title:	Chief Financial Officer
Amendment No. 2 Signature Page

Exhibit A
Exhibit D
Treatment of Rollover Stockholders

	Rollover Shares	Transferable Shares	Cash-Out Shares
Chen Revocable Trust DTD 5/8/2001	10,701,525	TBD[1]	TBD[2]
Hsi Family Trust	2,691,332	0	0

[1]	To equal a number of shares of Company Common Stock equal to (a) (i) (A) the Merger Consideration minus (B) $1.75 times (ii) (A) the number of shares of Company Common Stock owned by such Rollover Holder on the Closing Date minus (B) 10,701,525 divided by (b) the Merger Consideration.

[2]	To equal a number of shares of Company Common Stock equal to (a) the number of shares of Company Common Stock owned by such Rollover Holder on the Closing Date minus (b) 10,701,525 minus (c) Transferable Shares.